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                                                                    Exhibit 10.7

[Inprise Letterhead]
100 Enterprise Way
Scotts Valley, CA  95066

June 5, 2000

Roger A. Barney
[ADDRESS INTENTIONALLY OMITTED]

         RE:  EMPLOYMENT AGREEMENT

Dear Roger:

         On behalf of INPRISE Corporation ("INPRISE"), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President of Corporate Services, reporting to Dale Fuller. This letter sets out the terms of your employment with INPRISE, which will start on a date mutually agreed upon.

         You will be paid a base salary of $8,653.85 every two weeks (which equals $225,000.00 per year), less applicable tax and other withholdings. You will be eligible to participate in the 2000 Executive Incentive Program with an annual target of $90,000.00 (40% of base salary). This bonus is paid quarterly and is conditional upon the company achieving certain targets. You will also be eligible to participate in various INPRISE fringe benefit plans, including:
Group Health Insurance, Flexible Spending Accounts, 401(k), Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. These benefits will be explained to you during your Employee Orientation. Please refer to the attached document, which explains the new employee orientation process.

         Subject to the approval of INPRISE's Board of Directors, you will be granted an option to purchase 150,000 shares of INPRISE common stock under INPRISE's stock option plans at an exercise price equal to the fair market value of that stock on your option grant date. The options are subject to the standard terms and conditions of INPRISE's stock option plans including four year vesting, with twenty five percent (25%) vesting after one (1) year and the remaining seventy five percent (75%) vesting monthly over the following three
(3) years.

         As a condition of your employment, you will be required to sign INPRISE's standard form of employee confidentiality and assignment of inventions agreement, and to provide INPRISE with documents establishing your identity and right to work in the United States. Those documents must be provided to INPRISE within three days after your employment start date.

         Your employment with INPRISE is "at will"; it is for no specified term, and may be terminated by you or INPRISE at any time, with or without cause or advance notice. Notwithstanding the foregoing, in the event the company is acquired or is subject to a change of control, if the company terminates your employment and contingent upon your signing of a general release, INPRISE agrees that you will be entitled to a severance payment equal to six (6) months of base salary.

         For these purposes, an "acquisition of the company" shall mean a merger or other transaction in which the company or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the Company's common stock prior to such transaction do not

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own or control a majority of the outstanding shares of the successor corporation and a "change of control" shall mean the election of nominees constituting a majority of the Company's Board of Directors which nominees were not approved by a majority of the Company's Board of Directors prior to such election or the acquisition by a third party of twenty percent (20%) or more of the Company's outstanding shares which acquisition was without the approval of a majority of the Board of Directors of the Company in office prior to such acquisition.

         In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment relationship with the Company for any reason (including, but not limited to, any claims for compensation, benefits, stock or stock options, wrongful termination, breach of contract, fraud or age, sex, race, disability or other discrimination or harassment), you and the Company agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California under its then-applicable employment dispute resolution rules. You and the Company hereby knowingly and willingly waive your respective rights to have such disputes or claims tried by a judge or jury. Provided, however, that this arbitration provision will not apply to any claims for injunctive relief by you or the Company.

         This agreement and the confidentiality and if applicable stock option agreement[s] referred to above constitute the entire agreement between you and INPRISE regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and INPRISE. This Agreement may only be modified by a document signed by you and the President of INPRISE.

         We look forward to working with you at INPRISE. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

                                             Sincerely,
                                             INPRISE Corporation


                                       By:   /s/ Dale Fuller
                                             ----------------------------------
                                             Dale Fuller
                                             President/Chief Executive Officer


         I agree to and accept employment with INPRISE Corporation on the terms and conditions set forth in this agreement.


         Date:  June 6, 2000                 /s/ Roger A. Barney
                                             ----------------------------------
                                             Roger A. Barney